EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement dated as of August 3, 2010 between Nathan’s Famous, Inc., a Delaware corporation having an address at One Jericho Plaza, Second Floor, Wing A, Jericho, New York 11753 (the "Company"), and Eric Gatoff, an individual having an address at ( — ) (the "Executive").

WITNESSETH:

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of December 15, 2006 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement in accordance with the terms hereof (“Amendment”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.           Section 5(b)(i) of the Employment Agreement is hereby deleted in its entirety and the following is substituted therefore:

“ (i) For each fiscal year within the Term, the Company shall pay to the Executive annual bonus compensation ("Bonus Compensation") based on the Executive’s performance measured against the Company’s financial, strategic and operating objectives, including objectives that may not be realized until future periods. Such objectives may include, but not be limited to: increasing each of revenues, profits from continuing operations, pre-tax cash flow, net income and earnings per share; managing cash balances; controlling corporate general and administrative expenses; and operating objectives that are specific to the Company’s individual revenue centers.  The amount of Bonus Compensation payable shall be determined by the Compensation Committee in its sole discretion. The foregoing Bonus Compensation shall be paid by the Company within thirty (30) days after completion of the audited financial results of the Company for the applicable fiscal year.”

2.           Except as specifically amended by this Amendment, the Employment Agreement shall remain in full force and effect in all respects as originally executed and amended to date.

3.           This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, applicable to contracts made and to be performed entirely in New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOR NATHAN’S FAMOUS, INC.

By:	/s/ Howard M. Lorber
Name: Howard M. Lorber
Title: Executive Chairman of the Board

FOR THE EXECUTIVE

/s/ Eric Gatoff
Eric Gatoff